Exhibit 99.1

For Immediate Release NR 11-0804
Contact:	Paul Gennaro Senior Vice President, Corporate Communications 212.973.3167 Paul.Gennaro@aecom.com

AECOM announces $200 million share repurchase program

Plan includes $100 million accelerated share repurchase agreement

LOS ANGELES (Aug. 16, 2011) — AECOM Technology Corp. (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today that its Board of Directors has authorized the repurchase of up to $200 million of its common stock.

In connection with the authorization of the repurchase program, AECOM has entered into an accelerated share repurchase agreement with Bank of America N.A. to repurchase $100 million of its common stock.  This transaction will enable the company to reduce its outstanding share count shortly after execution of the agreement.

“The Board’s share repurchase authorization reflects its confidence in our long-term outlook and acknowledges this opportunity to create shareholder value by purchasing our shares at what we believe is a significant discount to their intrinsic value,” said John M. Dionisio, AECOM president and chief executive officer.  “The share repurchase program complements our strategy of balanced growth, and we will continue to deploy our strong balance sheet to invest in both organic growth initiatives and strategic acquisitions, which we believe will drive long-term growth for AECOM.”

Under the accelerated share repurchase agreement, AECOM will provide $100 million to Bank of America N.A. and receive a majority of the shares to be repurchased on Aug. 19, 2011.  The total number of shares ultimately repurchased under the agreement will be determined based upon the volume weighted average price of AECOM’s common stock over the term of the agreement, subject to a collar provision establishing the maximum and minimum price at which the repurchase will occur as well as other customary conditions.

Bank of America is expected to purchase shares of AECOM common stock in the open market in connection with the accelerated share repurchase.  AECOM expects all purchases under the accelerated share repurchase to be completed in the fourth quarter of its fiscal year 2011 or the first quarter of 2012, with the exact date of completion to depend on whether Bank of America exercises one of the acceleration options that it has under the share repurchase agreement.  At final settlement of the transaction, AECOM may be entitled to receive additional shares of common stock from Bank of America or, under certain circumstances, may be required to issue additional shares or make a payment to Bank of America at AECOM’s option.

The remaining shares authorized in the share repurchase program may be repurchased from time to time in the open market at the company’s discretion, subject to market conditions, and in accordance with applicable regulatory requirements.

—more—

2-2-2

“The accelerated share repurchase agreement enables us to immediately execute an accretive transaction that will benefit our shareholders,” said Michael S. Burke, AECOM executive vice president and chief financial officer.  “Given our strong balance sheet and outlook, we can execute the share repurchase program and continue making strategic investments in the business  while remaining well within our targeted leverage ratio range of 1.5 to 2.0 times net debt to EBITDA.”

About AECOM

AECOM is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental, energy, water and government. With approximately 45,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation and technical excellence in delivering solutions that create, enhance and sustain the world’s built, natural and social environments.  A Fortune 500 company, AECOM serves clients in approximately 125 countries and had revenue of $7.7 billion during the 12 months ended June 30, 2011. More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings or other financial items; any statements of the plans, strategies and objectives for future operations or actions; and any statements regarding future economic conditions or performance.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.

Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include: uncertainties related to funding, audits, modifications and termination of long-term government contracts; losses under fixed-price contracts; limited control over operations run through our joint venture entities; misconduct by our employees or consultants or our failure to comply with laws or regulations; failure to successfully execute our merger and acquisition strategy; the need to retain and recruit key technical and management personnel; unexpected adjustments and cancellations related to our backlog; and increases in the yield which could be obtained from alternative investment of the funds used to repurchase stock.  Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities.

###